Exhibit 99.1

Taysha Gene Therapies Announces New cGMP Gene Therapy Manufacturing Facility

Approximately 187,000 square foot facility located in Durham, NC designed to support preclinical through commercial cGMP manufacturing for Taysha’s broad pipeline of gene therapies

Multiple production suites with total capacity of 2,000 liters expected to be production-ready by 2023

Taysha to invest $75 million and create approximately 200 jobs over two and a half years; Company to receive up to $9.4 million in state and local incentives

Dallas – December 17, 2020 - Taysha Gene Therapies, Inc. (Nasdaq: TSHA), a patient-centric gene therapy company focused on developing and commercializing AAV-based gene therapies for the treatment of monogenic diseases of the central nervous system in both rare and large patient populations, today announced that it has entered into a lease agreement to occupy and configure an approximately 187,000 square foot commercial-scale current Good Manufacturing Practices (cGMP) manufacturing facility in Durham, North Carolina for preclinical, clinical and commercial production of its gene therapy pipeline. The Company will invest $75 million and create approximately 200 jobs over a two-and-a-half-year period to build out development, analytical, manufacturing and quality control testing capability for its broad portfolio of gene therapies.

Multiple production suites, which are expected to be fully commissioned by 2023, will allow production according to the U.S. Food and Drug Administration guidelines. The facility will establish 2,000 liters of capacity and will be designed to support all aspects of scalable manufacturing of gene therapy material for Taysha’s pipeline and to meet the foreseeable clinical and commercial demand. This internal capability will bolster the current capacity from Taysha’s existing manufacturing collaborations with UT Southwestern’s Gene Therapy Program and Catalent. The investment in the facility is part of the Company’s comprehensive three-pillar manufacturing strategy to meet the supply demands of multiple concurrent clinical programs emerging from its gene therapy pipeline as the Company anticipates having four open Investigational New Drug applications in 2021.

“This state-of-the-art facility is an integral part of our manufacturing strategy that will enable us to rapidly and efficiently deliver potentially transformative treatments to patients with monogenic CNS diseases,” said RA Session II, President, Founder and CEO of Taysha. “With our outstanding team of experts leading the charge, we expect this facility will serve as a center of excellence for gene therapy development, from preclinical studies through commercialization, and will further our leadership position in gene therapy as well as support our next phase of growth.”

“Given the potential demand of our robust portfolio, establishing internal capacity using our HEK293 suspension process is a key addition to our manufacturing supply chain, allowing us to drive efficiencies and scalability while potentially reducing the time to bring our gene therapy solutions to patients,” said Frederick Porter, Ph.D., Chief Technical Officer of Taysha. “We anticipate this facility will complement existing capabilities and secure our long-term supply chain, which aligns well with our strategic goals. We are excited to expand our footprint in North Carolina, home to a thriving gene therapy ecosystem with a talented and seasoned workforce with deep gene therapy manufacturing expertise.”

Taysha’s expansion in North Carolina will be facilitated by state and local incentives totaling up to $9.4 million. Specifically, a Job Development Investment Grant (JDIG), approved by the state’s Economic Investment Committee earlier today, will provide Taysha up to $4.8 million in funding over 12 years, dependent upon meeting hiring and capital expenditure milestones, as well as a training grant of over $360,000 over a two- to three-year period. The Company will also receive a local incentive investment of up to $4.6 million over four years.

“The pandemic has highlighted the importance of science and innovation to keep us healthy,” said Governor Roy Cooper. “Companies like Taysha Gene Therapies continue to expand in North Carolina because we have the scientists, skilled workers and climate for innovation they need to tackle health care’s toughest challenges.”

“Taysha’s decision to expand to Durham continues to support our city’s reputation as a leading hub for technology, innovation and life sciences,” said City of Durham’s Mayor Steve Schewel. “Companies globally are seeing Durham as a thriving location to attract talent and grow their business.”

The following North Carolina organizations were instrumental in Taysha’s expansion in North Carolina: North Carolina Department of Commerce, the Economic Development Partnership of N.C., the North Carolina General Assembly, the North Carolina Community College System, the North Carolina Biotechnology Center, Durham County, the Greater Durham Chamber of Commerce and Duke Energy.

About Taysha Gene Therapies

Taysha Gene Therapies (Nasdaq: TSHA) is on a mission to eradicate monogenic CNS disease. With a singular focus on developing curative medicines, we aim to rapidly translate our treatments from bench to bedside. We have combined our team’s proven experience in gene therapy drug development and commercialization with the world-class UT Southwestern Gene Therapy Program to build an extensive, AAV gene therapy pipeline focused on both rare and large-market indications. Together, we leverage our fully integrated platform—an engine for potential new cures—with a goal of dramatically improving patients’ lives. More information is available at www.tayshagtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning or implying the potential of our product candidates and our plans to establish a commercial-scale cGMP manufacturing facility to provide preclinical, clinical and commercial supply. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

Company Contact:

Kimberly Lee, D.O.

Taysha Gene Therapies

klee@tayshagtx.com

Media Contact:

Carolyn Hawley

Canale Communications

carolyn.hawley@canalecomm.com